Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE REPORTS SECOND QUARTER
AND SIX MONTHS 2007 RESULTS

Annual Guidance for 2007 Lowered

JULY 26, 2007 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ), today reported financial results for the second quarter and six months ended June 30, 2007.

Revenues for the second quarter of 2007 were $106.0 million, compared to $113.6 million in the same quarter of 2006.  The Company’s net income was $10.6 million in the second quarter of 2007, compared to net income of $12.7 million in the same quarter of 2006.  Diluted net income per share was $0.48 in the second quarter of 2007 compared to $0.59 in the second quarter of 2006.  Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and the effects of certain other items, was $33.5 million in the second quarter of 2007, compared to $37.3 million in the second quarter of 2006.  Available Cash for the second quarter of 2007 was $23.5 million, compared to $25.8 million in the second quarter of 2006.  A discussion regarding the presentation of Adjusted EBITDA and Available Cash in this press release, including reconciliations of Adjusted EBITDA to EBITDA and net income and the calculation of Available Cash, is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

“Our second quarter 2007 results did not meet our expectations as adverse weather conditions that began in the first quarter carried over throughout the second quarter, negatively impacting our sales volumes,” commented Chief Executive Officer Jimmy C. Weaver.  “These abnormal weather patterns have continued to impact the business in the third quarter, leading us to revise downward our 2007 guidance for the second time this year.  However, we continue to believe that the fundamentals of the business are sound and that our ongoing operating initiatives, including our package sizing initiative, the consolidation of administrative functions and plant efficiency projects, are adding and will add value.”

Revenues in the first six months of 2007 were $153.0 million, compared to $158.4 million in 2006.  The Company’s net income was $0.4 million in the first six months of 2007, compared to $4.5 million in 2006.  Diluted net income per share was $0.02 in the first six months of 2007, compared to $0.21 in the same period of 2006.  Adjusted EBITDA was $32.8 million in the first six months of 2007, compared to $37.8 million in the first six months of 2006.  Available Cash for the first six months of 2007 was $14.4 million, compared to $18.9 million in the first six months of 2006.

The Company completed eight acquisitions during the second quarter of 2007, bringing the year-to-date total to 13.  These 13 acquisitions had an aggregate acquisition cost of approximately $18.8 million.  Annual revenues and Adjusted EBITDA associated with these acquisitions are approximately $12.8 million and $3.3 million, respectively.  “We had a successful quarter for acquisitions and are pleased to have already met our target for 2007.  We look forward to continuing our disciplined strategy of identifying and acquiring attractive operations that add value to our company,” commented Mr. Weaver.

OUTLOOK

The following statements are based on current expectations.  These statements are forward-looking and actual results may differ materially.  These statements do not include the potential impact of any mergers, acquisitions or other business combinations or divestitures that may be completed after July 26, 2007.  The projections for 2007 include the effects of the acquisitions completed through the date of this press release.  The projections for 2007 do not give effect to the previously announced potential acquisition of the Company by GSO Capital Partners LP or to any costs associated with the potential acquisition.

As a result of continued adverse weather conditions in the third quarter of 2007 to date, management is revising its previously issued guidance for 2007.  Revenues in 2007 are currently expected to range between $345 million and $355 million and net income to range from$14.8 million to $18.9 million.  Diluted net income per share is expected to be in the range of $0.67 to $0.86.  Adjusted EBITDA for 2007 is expected to be in the range of $87.5 million to $92.5 million.  Available Cash, as defined in the Company’s credit agreement, is expected to range from $51.0 million to $60.4 million in 2007, with diluted Available Cash per share ranging from $2.32 to $2.75.  Capital expenditures for the full year 2007 are expected to range between $19 million and $21 million and dispositions to total $2 million to $3 million, for net capital expenditures of $16 million to $19 million.

CONFERENCE CALL

The Company has scheduled a conference call for today, Thursday, July 26, 2007 at 10:00 a.m. Eastern Time.  To participate, dial (888) 321-8161 ten minutes prior to the start time, referencing confirmation code 6251470 or the Reddy Ice conference call.  A telephonic replay will be available through August 2, 2007 and may be accessed by calling (800) 642-1687 and using the above confirmation code.  A live webcast and archived replay of the conference call can also be accessed on the Company’s website at www.reddyice.com.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.  For more information on Reddy Ice, visit the Company’s website at www.reddyice.com.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

— Financial Tables Follow —

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands, except per share amounts)
Revenues	$105,985	$113,576	$153,013	$158,384
Cost of sales (excluding depreciation)	62,417	64,144	100,488	98,557
Depreciation expense related to cost of sales	5,163	4,947	10,254	9,661
Gross profit	38,405	44,485	42,271	50,166
Operating expenses	11,221	14,098	21,922	25,187
Depreciation and amortization expense	1,581	1,471	3,111	2,899
Loss on dispositions of assets	135	11	258	115
Impairment of assets	—	370	—	370
Income from operations	25,468	28,535	16,980	21,595
Interest expense	8,048	7,378	15,581	14,332
Interest income	(118)	—	(334)	—
Income before income taxes	17,538	21,157	1,733	7,263
Income tax expense	(6,917)	(8,444)	(1,320)	(2,789)
Net income	$10,621	$12,713	$413	$4,474

Basic net income per share:
Net income	$0.49	$0.60	$0.02	$0.21
Weighted average common shares outstanding	21,717	21,360	21,702	21,316

Diluted net income per share:
Net income	$0.48	$0.59	$0.02	$0.21
Weighted average common shares outstanding	21,957	21,663	21,936	21,642

Cash dividends declared per share	$0.4200	$0.4000	$0.8200	$0.7825

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
OTHER SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands)
Packaged ice revenues	$100,768	$107,409	$143,902	$147,122
Other ice revenues	2,565	2,439	4,551	4,464
Total ice revenues	103,333	109,848	148,453	151,586
Non-ice revenues	2,652	3,728	4,560	6,798
Total revenues	$105,985	$113,576	$153,013	$158,384

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

	June 30,	December 31,
	2007	2006
	(in thousands)

Cash and cash equivalents	$11,995	$39,434
All other current assets	68,488	41,517
Total assets	629,722	610,272

Accounts payable and accrued expenses	$40,235	$32,749
Dividends payable	9,268	8,828
Total current and non-current debt (including revolving credit facility)	392,619	364,895
Total stockholders’ equity	149,413	167,648
Total liabilities and stockholders’ equity	629,722	610,272

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

EBITDA represents net income before income taxes, interest and depreciation and amortization.  Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s credit facility.  EBITDA and adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net income”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, Reddy Ice intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  Reddy Ice evaluates operating performance based on several measures, including Adjusted EBITDA, as Reddy Ice believes it is an important measure of the operational strength of its business.  Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s credit facility, including its ability to pay dividends.

Adjusted EBITDA as we have presented it, may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is not necessarily a measure of Reddy Ice’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income”.  Users of this financial information should consider the types of events and transactions which are excluded.  A reconciliation of net income to EBITDA and Adjusted EBITDA follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands, unaudited)
Net income	$10,621	$12,713	$413	$4,474
Depreciation expense related to costs of sales	5,163	4,947	10,254	9,661
Depreciation and amortization expense	1,581	1,471	3,111	2,899
Interest expense	8,048	7,378	15,581	14,332
Interest income	(118)	—	(334)	—
Income tax expense	6,917	8,444	1,320	2,789
EBITDA	32,212	34,953	30,345	34,155
Other non-cash charges:
Stock-based compensation expense	1,131	1,303	2,217	2,548
Loss on disposition of assets	135	11	258	115
Impairment of assets	—	370	—	370
Transaction expenses (a)	—	649	—	649
Adjusted EBITDA	$33,478	$37,286	$32,820	$37,837

(a)             Represents costs incurred in connection with the Company’s secondary stock offering in May 2006.  These costs were paid by Reddy Holdings from the excess cash remaining from the initial public offering of its common stock in August 2005.

The Company’s credit agreement requires that pro forma effect be given to certain items, such as acquisitions of businesses and the purchase of leased assets, when calculating Adjusted EBITDA.  The following table sets forth the calculation of pro forma Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands, unaudited)
Adjusted EBITDA	$33,478	$37,286	$32,820	$37,837
Acquisition adjustments (a)	384	1,855	377	1,596
Pro forma adjusted EBITDA	$33,862	$39,141	$33,197	$39,433

(a)             Represents the incremental Adjusted EBITDA of acquired businesses as if each acquisition had been consummated on the first day of the period presented.  All acquisitions included herein were consummated on or before June 30, 2007.

Available Cash is a defined term in the Company’s credit agreement and is a key measure in evaluating the Company’s ability to pay dividends.  Available cash for the three and six month periods ended June 30, 2007 and 2006 is calculated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands, unaudited)
Adjusted EBITDA	$33,478	$37,286	$32,820	$37,837
Less:
Cash paid for interest expense	4,251	4,033	8,178	7,872
Cash paid for income taxes	—	—	15	—
Capital expenditures, net of proceeds from dispositions	5,665	7,425	10,241	11,029
Principal repayments of indebtedness	14	17	27	34
Available Cash	$23,548	$25,811	$14,359	$18,902

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
RECONCILIATION OF PROJECTED NET INCOME TO
PROJECTED ADJUSTED EBITDA AND PROJECTED AVAILABLE CASH
(Unaudited)

	Projected
	Year Ending December 31,
	2007	2007
	Lower Range	Upper Range
	(in millions)
Net income	$14.8	$18.9
Depreciation expense related to cost of sales	20.8	20.2
Depreciation and amortization expense	6.7	6.3
Interest expense, net	30.8	30.0
Income tax expense	10.3	13.2
EBITDA	83.4	88.6
Other non-cash charges: stock-based compensation expense	4.1	3.9
Adjusted EBITDA	87.5	92.5
Cash paid for interest expense, net	(16.3)	(15.5)
Cash paid for income taxes	(1.1)	(0.5)
Capital expenditures, net of proceeds from dispositions	(19.0)	(16.0)
Principal payments on debt	(0.1)	(0.1)
Available Cash	$51.0	$60.4